Exhibit 99.1

BeiGene Welcomes Experienced Life Sciences Executive Olivier Brandicourt to Board of Directors
BASEL, Switzerland; BEIJING; and CAMBRIDGE, Mass. – (BUSINESS WIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company, today announced that Olivier Brandicourt, M.D. has been appointed to its Board of Directors. Dr. Brandicourt will join the audit committee of the Board.
Dr. Brandicourt replaces Thomas Malley, who has served on the Board since 2016.
“Dr. Brandicourt brings a wealth of global experience as we expand the perspective of BeiGene’s Board of Directors to include deep expertise in leading multinational growth companies, spearheading launches in a range of therapeutic areas and scaling into new geographies,” said John V. Oyler, Chairman, CEO and Co-Founder at BeiGene. “The Board looks forward to working with Dr. Brandicourt, who drove excellence as an outstanding leader for multiple global pharmaceutical brands, as we continue our evolution as a next-generation oncology innovator. Tom has been an invaluable member of the board with service dating back before the Company’s IPO. We thank him for his dedicated service and incredible contributions to BeiGene’s global success and wish him well.”
“I am pleased to join BeiGene’s Board and help advance the Company’s mission to bring innovative cancer medicines to more patients around the world,” said Dr. Brandicourt. “Through my decades of pharmaceuticals and medical leadership, I have committed my career to ensuring equitable global access to improve patient outcomes. It is an honor to serve alongside my fellow Board members who share my commitment to this goal.”
About Olivier Brandicourt
Olivier Brandicourt is a prominent executive in the pharmaceuticals industry with decades of management, medical and marketing experience. He is currently a Senior Advisor at Blackstone Life Sciences and a director of Alnylam Pharmaceuticals, Inc., BenevolentAI S.A., and Dewpoint Therapeutics, Inc. He also serves as chair of the board of AvenCell Therapeutics, Inc.
Prior to joining Blackstone Life Sciences, Dr. Brandicourt served as CEO and as a member of the board of directors of Sanofi S.A. from 2015 to 2019. Dr. Brandicourt was the CEO and chair of Bayer HealthCare AG from 2013 to 2015. From 2000 to 2013, Dr. Brandicourt held a series of leadership positions at Pfizer Inc., including as President and General Manager of Global Specialty Care, Global Primary Care and most recently of the Emerging Markets and Established Products business units. Dr. Brandicourt was part of the Pfizer Executive team from 2010 to 2013.
Dr. Brandicourt studied medicine in Paris, where he specialized in Infectious Diseases and Tropical Medicine, and holds a master’s degree in biology from Paris XII University and an advanced degree in cellular and immunological pathophysiology from the Paris Descartes University.
During his tenure at Sanofi, Dr. Brandicourt was elected Chairman of the Board of Management of the Pharmaceutical Research and Manufacturers of America and Vice President of the European Federation of Pharmaceutical Industries and Associations. He is an Honorary Fellow of the Royal College of Physicians in London.
The full Board of Directors list is available on the BeiGene website at https://www.beigene.com/our-company-and-people/leadership-and-board/#CorporateLeaders.

About BeiGene
BeiGene is a global biotechnology company that is discovering and developing innovative oncology treatments that are more affordable and accessible to cancer patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 10,000 colleagues spans five continents, with administrative offices in Basel, Beijing, and Cambridge, U.S. To learn more about BeiGene, please visit www.beigene.com and follow us on LinkedIn and X (formerly known as Twitter).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the expected contributions of the new board member and BeiGene’s plans, commitments, aspirations, and goals under the heading “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing, commercialization, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Liza Heapes	Kyle Blankenship
+1 857-302-5663	+1 667-351-5176
ir@beigene.com	media@beigene.com